Certain information in this document has been omitted and replaced with “[***]”. Such identified information has been omitted from this document because it is not material and is of the type that the registrant treats as private or confidential.
EFFECTIVE JULY 10, 2026
David R. Vetter
16202 Bay Vista Drive
Clearwater, Florida 33760

Re: Updated terms and conditions of employment

Dear David:
TD SYNNEX Corporation (the “Company”) is pleased to offer you updated terms and conditions of employment pursuant to this employment agreement (the “Agreement”) related to your position of Chief Legal Officer of the Company on the following terms effective as of July 10, 2026 (the “Effective Date”):

1.Terms of Employment.

(a)Position. This Agreement defines the terms of your ongoing employment with the Company as of the Effective Date. You will continue to hold the position of Chief Legal Officer, reporting solely to the Chief Executive Officer (the “CEO”) of the Company. As Chief Legal Officer, you are the executive responsible for the Legal, Regulatory Compliance and Ethics & Compliance functions of the Company and have the duties, responsibilities, authority and reporting relationships normally associated with such position.

During employment with the Company, your services will be provided at the Company’s location in Clearwater, Florida, or such other location(s) or remotely as may be agreed with the CEO.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any lawful reason, with or without Cause (as hereinafter defined). For the avoidance of doubt, the at-will nature of your employment relates solely to both parties’ rights to terminate the employment relationship and does not affect, limit, or negate any severance or other obligations you and the Company may have under this Agreement in connection with such termination.

During your employment with the Company, you agree to devote substantially all of your business attention and time to the business and affairs of the Company. Notwithstanding the foregoing, you may (a) serve on the board of directors or as a volunteer officer on any civic, charitable, educational or professional organization; and (b) serve on the board of directors of for profit organizations with the approval of the CEO.

(b)Cash and Performance-Based Compensation. The Company will pay you a base salary at the rate of six hundred seventy thousand dollars ($670,000) per year. Your base salary will be subject to annual review for possible increase by the Company’s Compensation Committee (the “Compensation Committee”), with the first review to occur with respect to the fiscal year beginning December 1, 2026. Any increase in base salary approved pursuant to such review, if it is completed after the first day of the fiscal year, shall be made effective as determined by the Compensation Committee.

You will be eligible to receive an annual incentive bonus for each fiscal year of the Company ending on or after the Effective Date, conditioned on your continuous employment with the Company through the last day of such fiscal year. Your target annual incentive bonus for each fiscal year ending during your employment will be one hundred percent (100%) of your base salary as in effect as of the beginning of the fiscal year and prorated for any increases during such fiscal year (such amount your “Target Bonus”). Your actual annual incentive bonus earned for a given fiscal year will be determined by the Compensation Committee based upon the achievement of performance metrics established by the Compensation Committee for such fiscal year pursuant to the Company’s annual incentive plan. The annual incentive bonus for a given fiscal year will be paid in a lump sum within two and one-half months after the last day of such fiscal year. The determinations of the Compensation Committee with respect to your annual incentive bonus will be final and binding.

(c)Employee Benefits; Indemnification and Insurance.

(i)Employee Benefits. As an employee of the Company, you will be eligible to receive employee benefits consistent with those provided to other senior executive officers, subject to the provisions of the applicable employee benefit plans and applicable law. You should note that the Company reserves the right to modify compensation and benefits from time to time, and to terminate employee benefit plans, in each case, as it deems necessary or appropriate. The Company will reimburse you for ordinary and necessary business expenses you incur in connection with the performance of your duties on behalf of the Company in accordance with the Company’s normal procedures, as they may be amended from time to time.
(ii)Indemnification and Insurance. The Company shall indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from your good faith performance of your duties and obligations with the Company. Expenses incurred by you in defending any such actions, suits, proceedings or claims shall accordingly be paid by the Company in advance of the final disposition of such actions, suits, proceedings, or claims upon receipt of an undertaking by or on your behalf to repay such amount if it shall ultimately be determined by a final judicial or arbitral determination that you are not entitled to be indemnified by the Company as authorized in this Section 3(c)(ii). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company. Your rights to indemnification and directors’ and officers’ liability insurance coverage shall not be exclusive and shall be in addition to any other rights you may have to indemnification (including with respect to advancement of expenses in connection therewith) and insurance coverage under: (A) applicable law; or (B) the provisions of any organizational documents of the Company or any of its subsidiaries applicable to you.

(d)Equity Compensation. You will be eligible to receive equity compensation awards for each fiscal year of the Company ending on or after the Effective Date, conditioned on your continuous employment. Without in any way limiting the generality of the foregoing, equity compensation awards for which you may be eligible in any given fiscal year shall include awards of “Restricted Shares” (each such award an “RSA”), “Stock Units” (each such award an “RSU”) or other forms of awards as provided in the Company’s 2020 Stock Incentive Plan, as amended or replaced from time to time (the “Plan”). For the current year, the fair market value at grant is approximately $1,500,000. This grant has, or will be split, 60% as time-based vesting RSAs and 40% as performance-based RSUs. Typically, the Compensation Committee considered granting the performance-based RSU following the January Compensation Committee meeting as all other executive performance-based RSU grants. The time-based RSA grant typically will be considered by the Compensation Committee following the September 2026 Compensation Committee meeting as all other executive time-based RSA grants are made. The time-based RSAs/RSUs and performance-based RSUs will be subject to the terms and conditions applicable to equity grants granted under the Plan and the applicable RSA/RSU grant agreement and performance-based RSU grant agreement.

The terms and conditions of any future equity awards will be determined by the Compensation Committee in its sole discretion; provided that such equity awards will be considered by the Compensation Committee at such times and subject to such terms and conditions as the annual equity compensation awards considered for the Company’s other senior executive officers.

(e)Stock Ownership Guidelines. By signing this Agreement, you acknowledge and agree that during your employment you are required to maintain ownership of the Company’s equity, as defined in the Company’s Executive Equity Ownership Policy, as in effect as of the relevant time (the “Policy”). Your ability to sell or transfer, as applicable, any vested equity compensation granted to you shall be subject to such restrictions as the Company or the Compensation Committee, as applicable, may impose in connection with maintenance of this stock ownership level policy.

(f)Clawback Policy. By signing this Agreement you acknowledge and agree that all Incentive Compensation, as defined in the Company’s Incentive Compensation Recoupment Policy, as in effect as of the relevant time (the “Policy”), granted, earned or vested is subject to the provisions of the Policy, and that agreement to the Policy is a condition to the receipt and retention of such compensation.

2.Termination of Employment.
(a)Death or Disability. Your employment shall terminate automatically upon your death. If your Disability occurs during your employment (pursuant to the definition of “Disability” set forth below), the Company may give you written notice in accordance with Section 8(f) hereof of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”); provided that, within thirty (30) days after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, “Disability” shall mean the failure to substantially perform your duties with the Company on a full-time basis for ninety (90) consecutive business days within a 365-day period as a result of incapacity due to mental or physical illness that is determined to be permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative.
(b)Without Cause / Cause. The Company may terminate your employment for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i)  your willful and continued failure to substantially fulfill your obligations with respect to your employment or service (other than any such failure resulting from incapacity due to physical or mental illness); (ii)  your conviction of or entering into a plea of guilty or nolo contendere to, a felony, or conduct by you that constitutes gross negligence or gross misconduct in carrying out your duties with respect to your employment or service; or (iii) your material violation of any material, written agreement with the Company or Company policy applicable to you, which violation adversely affects the business of the Company; provided, however, your employment may not be terminated for Cause unless (1) the Company provides you with written notice in accordance with Section 8(f) which shall (X) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based, and (Y) be given within ninety (90) days of the Company’s learning of such act(s) or failure(s) to act (provided, however, that such ninety (90) day period shall be tolled for the entirety of any period during which the Company is investigating whether the alleged act(s) or failure(s) to act do in fact constitute Cause); and (2) you are given a reasonable opportunity to be heard by the Board and thirty (30) days to cure, to the extent capable of cure, the grounds stated in such notice (but the Company may suspend you during the proceedings); provided, further, that if, following any such hearing or waiver of such hearing by you, you are furnished with a subsequent written notice by the Compensation Committee of the Board (or the Board) confirming that, in its judgment, grounds for termination for Cause on the basis of the original notice exist, you shall thereupon be terminated for Cause.
(c)Good Reason / Without Good Reason. Your employment may be terminated by you for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean your voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without your written consent: (i) a material adverse change, taken as a whole, in the nature, scope or status of your position, duties, responsibilities or authorities; (ii) a reduction in your Base Salary or Target Annual Bonus; (iii) any requirement that your services be rendered primarily at a location that is: (A) more than 35 miles from your principal work location and (B) farther from your principal residence; provided, however, that none of the foregoing shall constitute Good Reason unless (1) you provide written notice in accordance with Section 8(f) to the Company which shall (A) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) be given within ninety (90) days of your learning of such act(s) or failure(s) to act; (2) the Company fails to cure the grounds stated in such notice within thirty (30) days of its receipt of such notice (the “Cure Period”); and (3) the Date of Termination (as defined below) occurs no later than thirty (30) days following the end of the Cure Period, if the Company has failed to cure the act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Good Reason is based. Notwithstanding the foregoing, for purposes of clarification, the Company’s suspension of your provision of services during the period in which the Company initiates proceedings to determine whether or not your employment should be terminated for Cause pursuant to Section 2(b) of this Agreement shall not constitute Good Reason, nor shall any event under clause 2(b)(i) or (ii) to the extent attributable to your poor performance of your duties and obligations hereunder, as determined in good faith by the CEO. In the event you decide to terminate your employment without Good Reason, you will provide the Company with sixty (60) days’ notice of your termination date.
(d)Notice of Termination. Any termination by the Company for Cause or without Cause, or by you for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(f) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Any Notice of Termination under Section 2(a), (b), or (c) above shall, after compliance with the time periods provided in those sections, be the date of receipt of such notice. Any Notice of Termination by you or the Company without cause shall specify an effective date that is not less than sixty (60) days after the receipt of such notice. For purposes of this Agreement, “Date of Termination” means the date as of which you cease performing all services for the Company and its subsidiaries or affiliates.

(e)Liquidated Damages. You acknowledge that the Company will incur substantial costs, disruption, and administrative burdens if you resign without providing the appropriate Notice of Termination required under Section 2 of this Agreement. Because the precise amount of such damages would be difficult to ascertain, the parties agree that if you resign or otherwise terminate employment voluntarily without providing the full Notice of Termination, you shall pay the Company, as liquidated damages and not as a penalty, an amount equal to:

(i) an amount equal to the daily prorated rate of your annual base salary (at the rate in effect immediately prior to termination) for each day of the Notice Period that you failed to provide notice, plus

(ii) any documented and reasonable costs incurred by the Company in connection with temporary staffing, executive search or transition services necessitated by the shortened notice; provided

(iii) that liquidated damages under this provision shall not exceed three hundred thousand dollars ($300,000).
The parties agree that this amount represents a reasonable estimate, at the time of contracting, of the damages the Company would suffer if you fail to provide timely notice of resignation. Payment of liquidated damages shall be made within thirty (30) days following your last day of employment. The Company’s rights under this Section are in addition to, and not in lieu of, the Company’s rights under Section 1(f) or any other remedies at law or in equity, including the right to set off such amounts against any compensation or benefits otherwise owed to you to the maximum extent permitted by law.

3.Obligations of the Company upon Termination.
(a)Compensation upon Termination of Employment for any Reason. Upon the termination of your employment for any reason, you, or in the event of your death, your beneficiary(ies) or estate, as applicable, will receive payment of the Standard Entitlements. For purposes of this Agreement, “Standard Entitlements” means (i) accrued but unpaid base salary as of the Date of Termination, (ii) employee benefits that extend past the Date of Termination in accordance with the provisions of the applicable employee benefit plans and applicable law, and (iii) reimbursement of incurred but unpaid business expenses as of the Date of Termination. Payment of the Standard Entitlements shall be made in the ordinary course of business, subject to applicable law. Notwithstanding any provision of this Agreement to the contrary, you will maintain coverage under any of the Company’s group health plan(s) in which you are enrolled as of the Date of Termination until the end of the month in which the Date of Termination occurs. At that time, you will receive information about COBRA elections for you to consider health continuation coverage premiums for you and, if applicable, your eligible dependents.

(b)Good Reason; Other Than for Cause. If the Company terminates your employment with the Company after the Effective Date for a reason other than Cause, Disability or death, or you terminate your employment for Good Reason (any such termination, an “Involuntary Termination”) then, subject to your full compliance with the provisions of Sections 4 and 5 of this Agreement, you will receive the following severance benefits from the Company:

(i)Pro rata bonus payment. You will be paid an amount equal to the pro rata Management Incentive Plan bonus based upon the length of time into the performance period at the date of the Involuntary Termination, calculated based upon actual achievement as of the performance date and paid after attainment has been certified by the Compensation Committee.

(ii)Severance Payment. You will be paid severance of salary continuation for twelve (12) months (the “Severance Period”) following the employment termination date at a rate equal to the (A) the greater of (i) the total amount of base salary and bonus payments you received over the three-year period ending on the date of your Involuntary Termination, or if you have been employed by the Company for less than three years, over the number of years (including fractional years) of employment with the Company, divided by three (3) or such lesser number of years (including fractional years), or (ii) the total amount of the annual base salary and Target Bonus in effect under Section 3 as of the date of your Involuntary Termination, divided by (B) twelve (12). Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.

(iii)Unvested Equity. Unvested equity awards, except for any unvested long-term performance-based RSU grants and any equity awards with an effective date less than three (3) months prior to your Involuntary Termination, that would have vested during your Severance Period will be accelerated on your date of Involuntary Termination. Unvested long-term performance-based RSU grants will vest pro rata based upon the length of time into the performance period at the date of the end of the Severance Period, calculated based upon actual achievement as of the performance date and paid after attainment has been certified by the Compensation Committee.

(iv)Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents through the earliest of (x) the twelve-month anniversary of the date of your Involuntary Termination, (y) the date upon which you and your eligible dependents become covered under similar plans.

(c)Change of Control: If you incur an Involuntary Termination during the two (2) month period before or on or within twelve (12) months after a change of control of the Company, then, subject to Section 4, you will receive the following severance benefits from the Company in lieu of the severance benefits described in Section 3(a) above:

(i)Pro rata bonus payment. You will be paid an amount equal to the pro rata Management Incentive Plan bonus based upon the length of time into the performance period at the date of the Involuntary Termination, calculated based upon actual achievement as of the performance date and paid after attainment has been certified by the Compensation Committee.

(ii)Severance Payment. You will be paid severance of salary continuation for a period of eighteen (18) months (plus one additional month per year of employment after the eighteenth year of employment), up to a maximum of twenty- four (24) months, following the Date of Termination at a rate equal to (A) the greater of (i) the total amount of base salary and bonus payments you received over the three-year period ending on the date of your Involuntary Termination, or if you have been employed by the Company for less than three years, over the number of years (including fractional years) of employment with the Company, divided by three (3) or such lesser number of years (including fractional years), or (ii) the total amount of the annual base salary and Target Bonus in effect under Section 3 as of the date of your Involuntary Termination, divided by (B) twelve (12). Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.

(iii)Unvested Equity. All of your then unvested equity awards, except for any unvested long-term performance-based RSU grants, and any equity awards with an effective date less than three (3) months prior to your Involuntary Termination, will be accelerated on your date of Involuntary Termination. Unvested long-term performance-based RSU grants will vest based upon an assumed performance of 100% of target.

(iv)Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans.

(v)Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to you or for your benefit pursuant to the terms of this Agreement, the Plan or any other agreement or plan with the Company or any of its affiliates applicable to you (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 3(c)(iii) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made in accordance with Section 409A of the Code and the Treasury regulations and other substantive guidance promulgated thereunder (collectively, “Section 409A”) and the following: (i) the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 3(c)(iii) shall be made in writing in good faith by the accounting firm selected by the Company (the “Accountants”). The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(c)(iii). The Company shall be responsible for all fees and expenses of the Accountants. In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountants believe has a high probability of success, that you have received Covered Payments that are in the aggregate more than the amount provided under this Section 3(c)(iii) (an “Overpayment”) or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the Overpayment until the date of repayment. In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that you have received Covered Payments that are in the aggregate less than the amount provided under this Section 3(c)(iii) (an “Underpayment”) or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for your benefit together with interest at the applicable federal rate from the date the amount would have otherwise been paid to you until the payment date.

4.Conditions to Receipt of Severance and Retirement Benefits; Section 409A

(a)Release of Claims. The receipt of any severance benefits pursuant to Section 3 will be subject to your signing and not revoking a customary release of claims in a form acceptable to the Company within such period of time as the Company may require, which time period to sign the release shall be not less than 21 days following your Date of Termination. The release of claims shall not impose any confidentiality or restrictive covenant provisions on you other than those set forth in this Agreement or require you to release any rights or claims to (i) any of the severance benefits pursuant to Section 3, (ii) vested benefits under any employee benefit plan, (iii) rights under any equity or equity-based awards that are not conditioned on the execution and non-revocation of a release of claims or (iv) indemnification and insurance coverage.

(b)Nonsolicitation. The receipt of any severance benefits pursuant to Section 3(b) or (c), as applicable, will be subject to your not violating the provisions of Section 5. In the event you materially breach the provisions of Section 5, or if you elect not to comply with the terms of Section 5(b)(ii) on nonsolicitation of business, all continuing payments and benefits to which you would have been entitled pursuant to Section 3 will immediately cease.

(c)Section 409A. Any cash severance benefits to be paid pursuant to Section 3 will not be paid during the six-month period following your Date of Termination if the Company determines that you are a “specified employee” within the meaning of Section 409A and that such amounts are not exempt from Section 409A. In such event, the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six-month period on the first day following such six-month period (or, if earlier, your death). Thereafter, you will receive your cash severance payments pursuant to Section 3 in accordance with the Company’s normal payroll practices in accordance with the terms of this Agreement or of the applicable equity award agreements. The provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment shall be interpreted to require that you have a “separation from service” with the Company (as defined for purposes of Section 409A). Any series of severance payments or benefits provided under this agreement shall for all purposes of Section 409A be treated as a series of separate payments and not as a single payment. In any case where the date of your separation from service and the date by which you are required to sign the release pursuant to Section 6(a) of this agreement (including for this purpose the applicable revocation period) falls in two separate taxable years, any amount required to be paid to you that is conditioned on the effectiveness of such release and is determined by the Company not to be exempt from Section 409A of the Code shall be paid in the later taxable year.

5.Restrictive Covenants.

(a)Attorney Duties. Following the date you cease to provide services to the Company or any parent or subsidiary of the Company you agree you will comply with your obligations under the Florida Bar Rules of Ethics, including your obligations associated with confidentiality, attorney-client privilege and conflicts of interest.

(b)Nonsolicit.

(i)For a period beginning on the Effective Date and ending on the date twelve (12) months after you cease to provide services to the Company or any parent or subsidiary of the Company you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company).

(ii)For a period beginning on the Effective Date and ending the date you cease to provide services to the Company or any parent or subsidiary of the Company or, if later, the date through which severance is payable pursuant to Section 3, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company) that is listed on Schedule A to this Agreement.

(iii)You represent that you (A) are familiar with the foregoing covenant not to solicit, and (B) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(iv)You may elect not to comply with the provisions of this Section 5(b) following your Date of Termination. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 3 (b) or (c), as applicable, will immediately cease.

6.Successors. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which expressly assumes this Agreement or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.Arbitration. Any controversy involving this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Pinellas County, Florida.

8.Miscellaneous Provisions.

(a)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. This Agreement may only be modified by a signed writing between the parties.

(c)Choice of Law. The laws of the State of Florida (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

(d)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(e)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f)Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)If to you at your personal address as shown in the Company’s records; and
(ii)If to Company: ATTN: Chief Human Resources Officer, 16202 Bay Vista Drive, Clearwater, Florida, 33760

We hope that you will accept our offer of the terms for your continuation in the position of Chief Legal Officer. You may indicate your agreement with these terms and accept this offer by signing and dating this Agreement.

Very truly yours,
TD SYNNEX Corporation

By: /s/ Patrick Zammit________
Patrick Zammit, Chief Executive Officer

I have read and accepted this employment offer:

/s/ David Vetter_________________
David R. Vetter
Date: Jul 10, 2026

SCHEDULE A

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